Exhibit 99.1

New Jersey Mining Company Provides President’s Letter

COEUR D'ALENE, Idaho, October 28, 2021 (ACCESSWIRE) -- New Jersey Mining Co. (OTCQB: NJMC) (“NJMC” or the “Company”) is pleased to distribute this President’s Letter to Shareholders.

I believe it was C.S. Lewis who once said, “When the whole world is running towards a cliff, he who is running in the opposite direction appears to have lost his mind.”

In preparing for this letter, I ran across the C.S. Lewis quote included above and felt it embodied the path of a small company that was early to the game while the majority focused on fighting the last war. It is our belief that the early stages of mass realization are upon us and once again we are thankful to have started out on this journey when we did.

New Jersey Mining Company – soon to be Idaho Strategic Resources, Inc. – is the only Idaho-based junior gold producer that is also well-positioned in the rare earth element business. To review, in early 2020, while still consolidating the Murray Gold Belt and growing our gold production profile, we theorized that the newly minted pandemic would pull forward the timeline in regard to the reality surrounding the raw materials required of a low-carbon future. It was also during this time that we dedicated considerable effort toward re-envisioning our Idaho playbook, resulting in a focused, boots on the ground analysis that culminated in the acquisition of two nationally ranked rare earth element properties, also located in Idaho.

More recently we had a booth at the Silver Symposium conference held in Coeur d’Alene. And for those interested, I participated in an absolutely riveting “meet the miners” panel discussion (https://www.youtube.com/watch?v=Gj9f0ZYsaJc). During the conference we also noted that many of the attendees were experienced yet largely new to the commodity space. At any rate, as the show entered its second day our NJMC talking points resonated and are as follows; 1. NJMC has gold production and rare earth elements. 2. Working toward 20k oz/year gold production and new mill near the mine. 3. Up-listing to the NYSE Amex. 4. Possible future spin out REE subsidiary. 5. Value to miners/millers/drillers going home at night cannot be overstated. 6. Jurisdiction matters, and Idaho is one of the best in the world. 7. Golden Chest is located along a state highway in an established mining community. 8. Good drill holes at an operating mine are exponentially more valuable than similar holes on a yet to be permitted and remote mine site. 9. Rare earth element properties are already listed in our national inventory. 10. Our REE assets and operating experience allowed for cooperation with state academics and agencies to advance the analysis of drilling, extraction and processing of rare earth elements in Idaho.

Since well before the pandemic, we have endeavored to maintain a certain level of consistency and predictability. And in this time of generational change and fourth turning uncertainty, we

New Jersey Mining Company     *     201 N. 3rd Street     *     Coeur d’Alene, Idaho 83814

feel this open approach has helped stakeholders understand the basis for our thinking. Furthermore, if I were pressed into providing a more macro-based opinion, I would have to admit that some of the early concerns expressed in these periodic letters are accelerating toward a new reality, and we are currently experiencing the messy space in-between the past and the future. Our views are complex in execution yet simple to understand… we see gold and real estate as stores of value in a fiat currency and money printing environment and look to provide the raw materials/rare earth elements required of a low-carbon future.

Long ago we realized that the windows of opportunity are small and the ability to both anticipate and recognize them even smaller. As our corporate identity evolves into Idaho Strategic Resources, our ‘road less traveled’ approach remains in place and will continue for the foreseeable future. And as an aside, I do believe the tide is turning ever so slowly. If the attendees at the conference were any indicator, there is a large contingent of reserved and thoughtful folks that have stopped racing toward the cliff and are genuinely seeking real-world solutions.

Sincerely,

John Swallow

About New Jersey Mining Company

Headquartered in North Idaho, New Jersey Mining Company is the rare example of a vertically integrated, operating junior mining company. NJMC produces gold at the Golden Chest Mine and has consolidated the Murray Gold Belt (MGB) for the first time in over 100-years. The MGB is an overlooked gold producing region within the Coeur d’Alene Mining District, located north of the prolific Silver Valley. In addition to gold and gold production, the Company maintains a strategic and domestic presence in the Critical Minerals sector and is focused on advancing its officially recognized Diamond Creek and Roberts Rare Earth Element projects in central Idaho.

New Jersey Mining Company possesses the in-house skillsets of a much larger company while enjoying the flexibility of a smaller and more entrepreneurial corporate structure. Its production-based strategy, by design, provides the flexibility to advance the Murray Gold Belt and/or its Critical Minerals holdings on its own or with a strategic partner in a manner that is consistent with its existing philosophy and culture. NJMC has established a high-quality, early to advanced-stage asset base in four historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. Management is stakeholder focused and owns more than 15-percent of NJMC stock.

The Company’s common stock trades on the OTC-QB under the symbol “NJMC”. Shareholders recently approved a 1-14 reverse split and name change to “Idaho Strategic Resources, Inc.”. This is expected to aid in up listing to the NYSE Amex and more accurately reflects NJMC being an Idaho Company and its Idaho-based gold and critical mineral assets. Management is stakeholder focused and owns approximately 15-percent of NJMC common stock.

New Jersey Mining Company     *     201 N. 3rd Street     *     Coeur d’Alene, Idaho 83814

The Company’s common stock trades on the OTC-QB under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected, or implied by such forward-looking statements. Such factors include, among others, the risk the Company is able to achieve increased production at the Golden Chest Mine, the risk that production estimates are not based on a comprehensive feasibility study of mineral reserves, as a result there are increased uncertainties and economic/technical risks associated with these estimates, the risk the mine plan changes due to rising costs or other operational details, the risk that the Company is unable to secure financing and permits necessary to build a mill and tailings facility near the Golden Chest Mine, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, the risk that Diamond Creek or Roberts Rare Earth projects are advanced, the risk that the Company is unable to meet the minimum requirements to obtain a listing on the NYSE American Exchange or is not approved for listing on the NYSE American Exchange, the risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     *     201 N. 3rd Street     *     Coeur d’Alene, Idaho 83814